                                                                    EXHIBIT 12.1


                          THE MAJESTIC STAR CASINO, LLC

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                                                       For the Three
                                                                                                        Months Ended
                                                                                                          March 31,
                                                                                                     ------------------  Pro Forma
                                                   2001      2002      2003       2004      2005       2005      2006       2005
                                                 --------  --------  --------   --------  --------   --------  --------  ---------
Earnings:
        Income (loss) from continuing operations
           before equity in loss of
           unconsolidated joint venture (1)      $  1,642  $  5,735  $(29,484)  $  7,485  $ (2,947)  $  3,962  $  3,745  $ (7,256)

        Amortization of capitalized interest           84        84        84         84        84         21        21        84

        Fixed charges (1)                          18,606    38,287    36,966     32,290    34,309      8,093    16,000    62,717
                                                 --------  --------  --------   --------  --------   --------  --------  --------
                                                   20,332    44,106     7,566     39,859    31,446     12,076    19,766    55,545
                                                 --------  --------  --------   --------  --------   --------  --------  --------

Fixed charges:
        Interest expense on all indebtedness     $ 16,028  $ 32,437  $ 31,303   $ 28,642  $ 30,362   $  7,236  $ 13,314  $ 51,523

        Interest expense within rent expense          684     2,080     2,450      2,296     2,324        519       407     1,422

        Amortization of original issue discount
               and deferred financing costs (1)     1,894     3,770     3,213      1,352     1,623        338     2,279     9,772
                                                 --------  --------  --------   --------  --------   --------  --------  --------

                                                   18,606    38,287    36,966     32,290    34,309      8,093    16,000    62,717
                                                 --------  --------  --------   --------  --------   --------  --------  --------

Ratio of earnings to fixed charges                  1.09x     1.15x         A      1.23x         B      1.49x     1.24x         C
                                                 ========  ========  ========   ========  ========   ========  ========  ========




(A) Earnings in 2003 were insufficient to cover fixed charges by approximately $29,400

(B) Earnings in 2005 were insufficient to cover fixed charges by approximately $2,863

(C) Pro forma earnings in 2005 were insufficient to cover fixed charges by approximately $7,172

(1) Included is amortization of original issue discount and financing costs related to the pushdown of the discount notes issued by Majestic Holdco. The pushdown of the amortization of original issue discount and financing costs is required pursuant to SEC Staff Accounting Bulletin Topic 5(J). The amount pushed down for each respective period is $187 for the year ended 2005, $1,494 for the three months ended March 31, 2006 and $6,326 for the pro forma year ended 2005.